Exhibit 10.1

AMENDED & RESTAED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 9, 2010 is made by and between Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Chang Ho Ahn (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Executive pursuant to the terms and conditions contained in this Agreement; and

WHEREAS, the Executive desires to accept such employment pursuant to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.              Term.  The Executive’s employment under this Agreement shall commence on the date first written above, and unless sooner terminated pursuant to Section 7 below, shall continue through the third anniversary of such date (hereinafter, such period of employment is referred to as the “Term”) and thereafter shall be automatically renewed each year for a period of one year until terminated,

2.              Title.  During the Term, the Executive will serve as the Chief Executive Officer of the Company.

3.             Duties.  During the Term, the Executive will be responsible for such duties and responsibilities as are consistent with his position or past practices of the Company, or as may be assigned to him from time to time by the Company’s Board of Directors (the “Board”).  The Executive agrees to devote his full time, attention, skill and energy to the duties set forth herein and to the business of the Company, and to use his best efforts to promote the success of the Company’s business.

4.             Reporting.  During the Term, the Executive will report directly to the Board.

5.             Location.  During the Term, the Executive shall be based in the Company’s Rockville, Maryland offices.  However, the Executive acknowledges that in order to effectively perform his duties, he will occasionally be required to travel for business purposes.

6.             Compensation.

(a)            Base Salary.  During the Term, the Executive will receive an annual base salary of $350,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices as in effect from time to time.  Such Base Salary shall be adjusted for inflation each year as determined by the Consumer Price Index and shall be subject to periodic review by the Compensation Committee of the Board (the “Compensation Committee”), and may be further increased in the sole discretion of the Compensation Committee.

(b)            Annual Cash Bonus.  During the Term, the Executive shall be eligible to receive an annual cash bonus for each fiscal year, as determined by the Compensation Committee in its sole discretion.  Any such bonus shall be paid to the Executive within 60 days after the date the Compensation Committee determines to award such bonus.  In order to receive any cash bonus payable pursuant to this Section 6(b), the Executive must be actively employed by the Company on the date on which such bonus is scheduled to be paid to the Executive.

(c)            Stock Option Awards.  During the Term, the Executive shall be eligible for awards of options to purchase shares of the Company’s common stock (the “Stock Options”), such Stock Options to be awarded in the sole discretion of the Compensation Committee and in accordance with the terms of the Company’s Stock Option Plan, as such Stock Option Plan may be amended, suspended or terminated from time to time.

(d)            Additional Bonuses on Occurrence of Certain Events.  Periodically, and no less frequently than once per year, the Compensation Committee will meet and determine in its discretion whether the Executive should be entitled to receive an additional bonus in consideration of his role in bringing about such events:

(i)             the completion by the Company of a successful  end-of-Phase 2 meeting with the Food and Drug Administration for any drug candidate;

(ii)            the completion by the Company of pivotal trials of any drug candidate;

(iii)           the filing by the Company of a New Drug Application with the Food and Drug Administration with respect to any drug candidate;

(iv)           the approval by the Food and Drug Administration of a New Drug Application filed therewith by the Company with respect to any drug candidate;

(v)            the receipt by the Company of additional equity or debt financing; or

(vi)           the execution by the Company of an agreement that may lead to the payment to the Company of up-front or milestone payments.

(d)            Vacation.  During the Term, the Executive shall be entitled to vacation benefits in accordance with the Company’s vacation policy for management and officers.

(e)            Benefits.  During the Term, and provided that the Executive satisfies, and continues to satisfy, any plan eligibility requirements, the Executive shall be entitled to participate in, and receive benefits under, any retirement savings plan or welfare benefit plan made available by the Company to similarly-situated Executives, as such plans may be in effect from time to time.

(f)             Reimbursement of Business Expenses.  The Company will reimburse the Executive for all reasonable and properly-documented business-related expenses incurred or paid by him in connection with the performance of his duties hereunder.

(g)            Term Life Insurance.  The Company shall provide the Executive, at the Company’s cost, with term life insurance coverage in an amount equal to four times Base Salary, for which the Executive may designate the beneficiary.

(g)            Withholdings.  All payments made under this Section 6, or under any other provision of this Agreement, shall be subject to any and all federal, state and local taxes and other withholdings to the extent required by applicable law.

7.              Termination of Employment.

(a)            Due to Death.  The Executive’s employment with the Company will automatically terminate immediately upon his death.

(b)            Due to Disability.  If the Executive incurs a “Disability” (as defined below) during the Term, then the Company, in its sole discretion, shall be entitled to terminate the Executive’s employment immediately upon written notice to the Executive of such decision.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents the Executive from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of  90 consecutive calendar days or (ii) an aggregate of 90 work days in any period of  six months.  The determination of whether the Executive incurred a Disability shall be made by the Board, in its sole discretion, after consultation with the Executive’s physician.

(c)            By the Company With Cause.  During the Term, the Company shall be entitled to terminate the Executive’s employment with “Cause” (as defined below) by providing written notice to the Executive of such decision.  No advance notice period is required for a termination by the Company with Cause.  The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, upon delivery of such notice of termination.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) the commission by the Executive of an act of malfeasance, dishonesty, fraud or breach of trust against the Company or any of its Executives, clients or suppliers; (ii) the breach by the Executive of any of his obligations under this Agreement, or any other agreement between the Executive and the Company; (iii) the Executive’s failure to comply with the Company’s written policies; (iv) the Executive’s failure, neglect or refusal to perform his duties under this Agreement, or to follow the lawful written directions of the Board; (v) the Executive’s indictment, conviction of or plea of guilty or no contest to, any felony or any crime involving moral turpitude; (vi) any act or omission by the Executive involving dishonesty or fraud or that is, or is reasonably likely to be, injurious to the financial condition or business reputation of the Company, or that otherwise is injurious to the Company’s Executives, clients or suppliers; or (vii) the inability of the Executive, as a result of repeated alcohol or drug use, to perform the duties and/or responsibilities of his position.

(d)            By the Executive Without Good Reason.  During the Term, the Executive shall be entitled to terminate his employment with the Company by providing the Company with at least 30 days’ advance written notice of such decision.  The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, upon delivery of such notice of termination.

(e)            By the Company Without Cause.  During the Term, the Company shall be entitled to terminate the Executive’s employment without Cause by providing written notice to the Executive of such decision.  No advance notice period is required for a termination by the Company without Cause.  The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, upon delivery of such notice of termination.

(f)             By the Executive With Good Reason.

(i)             The Executive may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing, within 90 days after the initial existence of one of the events below, that the Executive intends to terminate his employment for Good Reason, and, if such Good Reason is not cured in accordance with the cure provision set forth below, the Executive must actually terminate employment no later than six months following the initial existence of such Good Reason. “Good Reason” means the occurrence of any of the following events:

(A)           a material diminution in the Executive’s duties, responsibilities or authority inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company after receipt of notice thereof given by the Executive:

(B)           A change in the Executive’s reporting from solely and directly to the Board;

(C)           a material reduction in the Executive’s Base Salary;

(D)           the Company’ requiring the Executive to be based at any office that is more than 40 miles from the Executive’s current office in Rockville, Maryland; or

(E)            any action or inaction by either of the Company that constitutes a material breach of the terms and provisions of this Agreement (and its Exhibits).

(ii)            Anything herein to the contrary notwithstanding, the Executive’s employment shall not be terminated for Good Reason unless he provides written notice to the Company stating the basis of such termination and the Company fail to cure the action or inaction that is such basis within 30 days after receipt of such notice.

8.              Compensation Upon Termination of Employment.

(a)            Termination by Reason of Death, Disability, for Cause or by the Executive.  Subject to Section 8(c) below, if the Executive’s employment is terminated pursuant to Section 7(a), 7(b), 7(c) or 7(d) above, then the Company shall pay to the Executive (or his estate, as appropriate), within 30 days of his termination date:

(i)             the Base Salary to which he is otherwise entitled for the period ending on the termination date, and

(ii)            the Base Salary to which he is entitled for any accrued but unused vacation days as of the termination date.

(b)            Other Termination.  If the Executive’s employment is terminated pursuant to Section 7(e) or 7(f) above, but not under the circumstances contemplated by Section 8(c) below, then the Company shall pay to the Executive, within 30 days of his termination date (but in all cases subject to Section 8(d) below and not before the applicable general release becoming effective in accordance with its terms), the following amounts:

(i)             the Base Salary to which he is otherwise entitled for the period ending on the termination date;

(ii)            the Base Salary to which he is entitled for any accrued but unused vacation days as of the termination date; and

(iii)           an amount equal to his then current Base Salary for the period beginning on the termination date ending upon the last day of the Term.

(c)            Change of Control.

(i)             If the Executive’s employment is terminated by the Company without Cause (and not as a result of death or a Disability) and such termination date falls within the one-year period immediately following a “Change of Control” (as defined in the Company’s Stock Option Plan as in effect on the date hereof) (a “Change in Control Termination”), then the Company shall pay to the Executive, within 30 days of his termination date (but in all cases subject to Section 8(d) below and not before the applicable general release becoming effective in accordance with its terms), the following amounts:

(A)           the Base Salary to which he is otherwise entitled for the period ending on the termination date;

(B)           the Base Salary to which he is entitled for any accrued but unused vacation days as of the termination date;

(C)           the greater of (1) an amount equal to twice his then current annual Base Salary and (2) an amount equal to his then current Base Salary for the period beginning on the termination date ending upon the last day of the Term;

(D)           an amount equal to a pro-rata portion of the bonus to which the Executive otherwise might have been entitled pursuant to Section 6(b) above, assuming for such purposes that the Executive would have received a bonus for that fiscal year equal to one-half of his then current Base Salary (e.g., if one-third of the fiscal year elapsed prior to the termination date, then the Executive would receive a bonus equal to one-third of one-half of his Base Salary); and

(E)            cash payment to offset (on an after-tax basis) any incremental additional state and federal income tax that the Executive pays as a result of Section 8(c)(i)(C) and Section 8(c)(i)(D) (accelerating payment to the year of separation) subjecting him to a higher marginal tax rate bracket in the year of payment, as calculated by the Company in its discretion.

(ii)            Following a Change in Control Termination, the Company also shall provide the Executive with continued coverage under the Company’s health insurance plan for a period of 18 months following his termination date, provided that the Executive makes a timely election to continue such coverage under the federal law known as “COBRA” (such continued coverage to run concurrently with the Company’s obligations under COBRA and any other similar state law).

(iii)           [RESERVED]

(iv)           Immediately prior to a Change in Control, all options, restricted stock and other equity-based awards granted to the Executive by the Company and held by him immediately prior to such a Change in Control shall become immediately and fully vested and, in the case of stock options, shall remain exercisable for their respective original terms.

(d)            Release Required; Certain Limitations on the Company’s Obligations Hereunder.  The obligations of the Company to the Executive under this Section 8 shall be subject to the Executive’s execution of a customary general release in favor of the Company, in the form of Exhibit A hereto or in such other form reasonably satisfactory to the Company.  Other than as expressly set forth in this Section, the Company shall have no payment or other obligations to the Executive following a termination of his employment by the Company.

9.             Confidential Information.

(a)            Non-Use and Non-Disclosure of Confidential Information.  The Executive acknowledges that, during the course of his employment with the Company, he will have access to information about the Company and/or its subsidiaries and their clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its subsidiaries.  As such, at all times, both during the Term and thereafter, the Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and/or its subsidiaries, and not disclose to any other person or entity (without the prior written authorization of the Board) any “Confidential Information” (as defined below).  Notwithstanding anything contained in this Section 9, the Executive will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that the Executive notifies the Company and/or its subsidiaries immediately of any such legal process or court order in an effort to allow the Company and/or its subsidiaries to challenge such legal process or court order, if the Company and/or its subsidiaries so elects, prior to the Executive’s disclosure of any Confidential Information.

(b)            No Breach.  The Executive represents and warrants that he has not and will not make unauthorized disclosure to the Company of any confidential information or trade secrets of any third party or otherwise breach any obligation of confidentiality to any third party.

(c)            Definition of “Confidential Information”.  For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information that belongs to the Company and/or its subsidiaries, or any of their clients or suppliers, including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements and other information disclosed to the Executive by the Company and/or its subsidiaries in confidence, directly or indirectly, and whether in writing, orally or by electronic records, drawings, pictures or inspection of tangible property.  “Confidential Information” does not include any of the foregoing information that has entered the public domain other than by a breach of this Agreement.

10.           Return of Company Property.  Upon the termination of the Executive’s employment with the Company (whether upon the expiration of the Term or thereafter), or at any time during such employment upon request by the Board, the Executive will promptly deliver to the Board (or its representative) and not keep in his possession, recreate or deliver to any other person or entity, any and all property that belongs to the Company and/or its subsidiaries, or that belongs to any other third party and is in the Executive’s possession as a result of his employment with the Company, including without limitation, computer hardware and software, pagers, PDA’s, Blackberries, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, electronically-stored information and other documents and information, including any and all copies of the foregoing.

11.           Intellectual Property.

(a)            Prior Inventions.  The Executive hereby acknowledges and agrees that he has made no invention, original work of authorship, development, improvement, and trade secret prior to the commencement of his employment with the Company, that belong solely to the Executive or belong to the Executive jointly with others (subject to the restriction in Section 9(b))(collectively referred to as “Prior Inventions”)), that relate in any way to any of the Company’s and/or its subsidiaries’ actual or proposed businesses, products, services or research and development, and that are not assigned to the Company and/or its subsidiaries herein).  If in the course of the Executive’s employment with the Company (whether during the Term or thereafter), he incorporates into any Company’s or its subsidiaries’ products, processes, services or machines, a Prior Invention owned by the Executive or in which he has an interest, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of, or in connection with, such product, process, service or machine.

(b)            Assignment of Inventions.  The Executive will promptly make full written disclosure to the Board, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company or its designee, all his right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable  under copyright or similar laws, that he may solely or jointly conceive or develop or reduce to practice, or cause to be developed or reduced to practice, during his employment with the Company (whether during the Term or thereafter) that (i) relate at the time of conception, development or reduction to practice to the actual or demonstrably proposed business or research and development activities of the Company and/or its subsidiaries, (ii) result from or relate to any work performed for the Company and/or its subsidiaries, whether or not during normal business hours or (iii) are developed through the use of Confidential Information (collectively referred to as “Inventions”).  The Executive further acknowledges that all Inventions that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and/or its subsidiaries (whether during the Term or thereafter) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by his salary, unless regulated otherwise by law.

(c)            Maintenance of Invention Records.  The Executive will keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during his employment with the Company and/or its subsidiaries (whether during the Term or thereafter).  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks or any similar format.  The records will be available to and remain the sole property of the Company and its subsidiaries at all times.  The Executive will not remove such records from the Company’s or its subsidiaries’ business premises except as expressly permitted by Company policy that may, from time to time, be revised at the sole discretion of the Company.

(d)            Further Assistance.  The Executive will assist the Company or its designee, at the Company’s expense, in every way to secure the Company’s rights in any Inventions and any copyrights, patents, trademarks, trade secrets, moral rights or other intellectual property rights relating thereto in any and all countries, including without limitation, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, records and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, trademarks, trade secrets, moral rights or other intellectual property rights relating thereto.  The Executive acknowledges that his obligation to execute, or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment with the Company until the expiration of the last such intellectual property right in any country.  If the Company is unable, because of the Executive’s mental or physical incapacity or unavailability for any other reason, to secure his signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions assigned to the Company above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully-permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Executive.  The Executive hereby waives and irrevocably quitclaims to the Company and/or its subsidiaries any and all claims, of any nature whatsoever, that he now or hereafter has for infringement of any and all Inventions assigned to the Company and/or its subsidiaries.

12.           No Prior Restrictions.  The Executive represents and warrants that his employment with the Company will not violate, or cause him to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of his employment with the Company (whether during the Term or thereafter), he will not take any action that would violate or breach any legal obligation that he may have to any former employer or other third party.

13.           No Interference with Executives and Customers.  The Executive agrees that, during the Executive’s employment with the Company and for a period of  12 months immediately thereafter, the Executive will not, directly or indirectly through another entity, for himself or any other person or entity, (i) induce or solicit, or attempt to induce or solicit, any Executive or independent contractor of the Company or its subsidiaries (or any individual who was employed or engaged by the Company or its subsidiaries during the one-year period immediately before the termination of the Executive’s employment) to leave the employment of, or to cease his or her contracting relationship with, the Company or its subsidiaries, (ii) interfere in any way with the employment relationship between the Company or its subsidiaries or their Executives and independent contractors, (iii) hire or engage any Executive or independent contractor of the Company or its subsidiaries (or any individual who was employed or engaged by the Company or its subsidiaries during the one-year period immediately before the termination of the Executive’s employment) or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries.

14.           Non-Disparagement.  Both during and after the Executive’s employment with the Company, the Executive will not disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for, the Company or any of its current or former clients, suppliers, officers, directors, Executives, agents, consultants, contractors, owners, parents, subsidiaries or divisions, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials and materials or information displayed on Internet-related sites.

15.           Equitable Relief.  The Executive acknowledges that the remedy at law for his breach of Sections 9, 10, 11, 13 and 14 above will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms.  Accordingly, upon a violation of any part of such sections, the Company shall be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation.  No bond or other security shall be required in obtaining such equitable relief, and the Executive hereby consents to the issuance of such equitable relief.  Nothing in this Section 15 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the parts of Sections 9, 10, 11, 13 and 14 above which may be pursued or availed of by the Company.

16.           Judicial Modification.  The Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 9, 10, 11, 13 and 14 above be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought.  If any of the restrictions contained or referenced in such Sections is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope or subject, then such restriction shall be construed, judicially modified or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction under applicable law.

17.           Arbitration.  Other than actions seeking injunctive relief to enforce the provisions of Sections 9, 10, 11, 13 and 14 above (which actions may be brought by the Company in a court of appropriate jurisdiction), any dispute or controversy between the parties hereto, whether during the Term or thereafter, including without limitation, matters relating to this Agreement, the Executive’s employment with the Company and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, employment discrimination statutes and any other equivalent federal, state or local statute, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in Washington, D.C. pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final and binding to the fullest extent permitted by law.  Each party hereto shall be responsible for paying one-half of the cost of the arbitration (including the cost of the arbitrator), and all of the cost of its own attorneys’ fees and costs, incurred under this Section 18, unless otherwise apportioned by the arbitrator in accordance with applicable law.

18.           Notices.  All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered and received by the other party, or when sent by recognized overnight courier to the following addresses:

If to the Company:

15245 Shady Grove Road
Suite 455
Rockville, Maryland 20850
Attention:  Secretary

If to the Executive:

at the Executive’s home address
as reflected on the Company’s records

or to such other address as either party hereto will have furnished to the other in writing in accordance with this Section 18, except that such notice of change of address shall be effective only upon receipt.

19.           Severability.  In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

20.           Waiver.  No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

21.           Entire Agreement.  This Agreement amends and restates in entirety the prior employment agreement between the Executive and the Company.  This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement, including without limitation that certain Employment Agreement dated as of August 10, 2009 between the Company and the Executive.

22.           Amendments.  This Agreement may be amended only by an agreement in writing signed by the Executive and an authorized representative of the Company (other than the Executive).

23.           Section 409A Provisions

(a)            Six-Month Wait for Key Executives Following Separation from Service.  To the extent that any amount payable or benefit to be provided under this Agreement or any other agreement between the parties hereto constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Internal Revenue Code Section 409A (“Section 409A”)) upon a “separation from service” (as defined in Section 409A), including any amount payable under Section 8 above, and to the extent that the Executive is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the “separation from service” date, then, notwithstanding any other provision in this Agreement or any other agreement to the contrary, such payment or benefit provision will not be made to the Executive during the six-month period immediately following the Executive’s “separation from service” date.  Instead, on the first day of the seventh month following such “separation from service" date, all amounts that otherwise would have been paid or provided to the Executive during that six-month period, but were not paid or provided because of this Section 23(a), will be paid or provided to the Executive at such time, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period).  This six-month delay will cease to be applicable if the Executive “separates from service” due to death or if the Executive dies before the six-month period has elapsed.

(b)            Section 409A Compliance.  While the Company does not guarantee any particular tax treatment, this Agreement is intended to comply with the requirements of Section 409A and the regulations thereunder, including those requirements that delineate when compensation is exempt from Section 409A, and shall be limited, construed and interpreted in accordance with such intent.

24.           Successors and Assigns.  Because the Executive’s obligations under this Agreement are personal in nature, the Executive’s obligations may only be performed by the Executive and may not be assigned by him.  This Agreement is also binding upon the Executive’s successors, heirs, executors, administrators and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors and assigns.

25.           Consultation with Counsel.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement.

26.           No Other Representations.  The Executive acknowledges that the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

27.           Headings.  The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

28.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

29.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to its conflict of laws principles.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REXAHN PHARMACEUTICALS, INC.		CHANG HO AHN

By:	/s/ TAE HEUM JEONG	/s/ CHANG HO AHN
Name:	Tae Heum Jeong	Signature
Title:	Senior Vice President, Chief
Financial Officer & Secretary

[Signature page to Employment Agreement]

EXHIBIT A

RELEASE

(a)            In consideration of the payments and benefits set forth in Section 8 of the Employment Agreement, except for the rights expressly provided herein, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries and their respective current and former officers, directors, employees, representatives, agents, attorneys, shareholders, in their official capacities (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its subsidiaries, known or unknown, whether in law or equity and whether arising under federal, state or local law including, without limitation, any such claim under the Corporate and Criminal Fraud Accountability Act of 2002, also known as the Sarbanes Oxley Act; any claim for discrimination based upon race, color, ethnicity, sex, age (including under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and the Older Workers Benefit Protection Act of 1990), national origin, religion, disability, retaliation or any other unlawful criterion or circumstance, the New York State Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, which the Executive and the other Releasors had, now have or may have in the future against each or any of the Company, or any other Releasees from the beginning of the world until the date the Executive signed this Agreement (the “Execution Date”) relating to the Executive’s employment with the Company and its subsidiaries.  Anything herein to the contrary notwithstanding, nothing herein shall release the Company or any other Releasees from any claims or damages based on: (i) any right or claim that arises after the Execution Date, (ii) any right, including a right to a payment or benefit, the Executive may have under this Agreement or for accrued or vested benefits and stock based awards pursuant to the terms and conditions of the applicable plan document, (iii) the Executive’s eligibility for indemnification, in accordance with applicable laws or the certificate of incorporation or by-laws of the Company, or under any applicable insurance policy, with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company and its subsidiaries or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and the Company or any other Releasee are jointly liable.

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(b)            The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult, and has consulted with, an attorney before executing this Agreement; (iii) he was given a period of twenty-one (21) days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney.  The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the Execution Date, and this Agreement shall not become effective, and no money shall be paid hereunder prior to the expiration of such seven-day period (the “Revocation Date”).  The seven-day period of revocation shall commence upon the Execution Date.  In order to revoke this Agreement, the Executive shall deliver to the Company’s Secretary, prior to the expiration of said seven-day period, a written notice of revocation.  Upon such revocation, this Agreement shall be null and void and of no further force or effect on either party.

(c)            The Executive acknowledges and agrees that the consideration provided to him exceeds anything to which he is otherwise entitled and that he is owed no wages, commissions, bonuses, finder’s fees, equity or incentive awards, severance pay, vacation pay or any other compensation or vested benefits or payments or remuneration of any kind or nature other than as specifically provided for in this Agreement.  If the Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company or any other Releasees with respect to any cause, matter or thing which is the subject of the Executive’s release hereunder, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the Company or any other Releasees, as applicable may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

(d)            The Executive represents and agrees that he has not filed any lawsuits against any of the Company or any other Releasees, or filed or caused to be filed any charges or complaints against the Company or any other Releasees with any municipal, state or federal agency charged with the enforcement of any law.  Pursuant to and as a part of the Executive’s release and discharge of the Company or any other Releasees, as set forth herein, the Executive agrees to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company, the Affiliated Entities or any other Releasees in any forum with respect to any matter which is the subject of the Executive’s release hereunder.

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(e)            The Company, on behalf of itself and the other Releasees, also agrees that, subject to this Agreement becoming effective, they hereby irrevocably and unconditionally release, acquit and forever discharge the Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law that any Releasee had, now has, or may have in the future against the Executive and the other Releasors from the beginning of the world until the Execution Date arising out of or relating to the Executive’s employment relationship or the termination of that relationship with the Company and/or its subsidiaries, except that this paragraph shall not apply to: (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by the Executive during the course of the Executive’s employment with the Company or its affiliates or thereafter prior to the Execution Date (including any criminal act of fraud, misappropriation of funds or embezzlement or any other criminal action); (ii) any act of fraud or theft committed by the Executive in connection with his employment with the Company or thereafter prior to the Execution Date; or (iii) the Executive’s obligations under this Agreement.

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